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                                                 |         OMB APPROVAL       |
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--------                                         | OMB Number:  3235-0104     |
 FORM 3                                          | Expires: September 30, 1998|
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               UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

   Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
      Section 17(a) of the Public Utility Holding Company Act of 1935 or
             Section 30(f) of the Investment Company Act of 1940

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
(Print or Type Response)
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 1. Name and Address of Reporting Person  | 2. Date of Event Requiring   | 4. Issuer Name and Ticker or    | 6. If Amendment, Date
                                          |    Statement                 |    Trading Symbol               |    of Original
Campbell        Cole          C.          |    (Month/Day/Year)          |    Pulitzer Inc.      (PTZ)     |    (Month/Day/Year)
----------------------------------------  |                              |----------------------------------------------------------
     (Last)     (First)     (Middle)      |         03/18/99             | 5. Relationship of Reporting    | 7. Individual or Joint/
c/o Pulitzer Inc.                         |------------------------------|     Person to Issuer            |    Group Filing (Check
900 North Tucker Boulevard                | 3. I R S or Social Security  |   (Check all applicable)        |    Applicable Line)
----------------------------------------  |    Number of Reporting       |       Director   X  10% Owner   |     X  Form filed by
             (Street)                     |    Person (Voluntary)        | -----          -----            |    --- One Reporting
                                          |                              |       Officer     Other (specify|         Person
St. Louis           MO          63101     |                              | -----          -----      below)|         Form filed by
--------------------------------------    |                              | (give title below)              |    --- More than One
      (City)      (State)      (Zip)      |                              |                                 |        Reporting Person
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                                   TABLE I -- NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED
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 1. Title of Security                     |    2. Amount of Securities   |      3. Ownership Form:         | 4. Nature of Indirect
    (Instr. 4)                            |       Beneficially Owned     |         Direct (D) or           |    Beneficial
                                          |       (Instr. 4)             |         Indirect (I)            |    Ownership (Instr. 5)
                                          |                              |         (Instr. 5)              |
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No securities owned (1)                   |                              |                                 |
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.                   (Over)
* If the form is filed by more than one reporting person, see Instruction 5(b)(v).                                   SEC 1473 (9-96)


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FORM 3 (CONTINUED)               Table II -- Derivative Securities Beneficially Owned
                            (e.g., puts, calls, warrants, options, convertible securities)

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1. Title of Derivative    | 2. Date            | 3. Title and Amount of           |4. Conver-   |5.Owner-      |6.Nature of Indirect
   Security (Instr. 4)    |    Exercisable and |    Securities Underlying         |   sion or   |  ship        |  Beneficial Owner-
                          |    Expiration Date |    Derivative Security           |   Exercise  |  Form of     |  ship (Instr. 5)
                          |    (Month/Day/     |    (Instr. 4)                    |   Price of  |  Deriv-      |
                          |     Year)          |                                  |   Deri-     |  ative       |
                          |                    |                                  |   vative    |  Security:   |
                          |                    |                                  |   Security  |  Direct      |
                          ---------------------------------------------------------             |  (D) or      |
                          | Date     | Expira- |                    |  Amount or  |             |  Indirect (I)|
                          | Exercis- | tion    |       Title        |  Number     |             |  (Instr. 5)  |
                          | able     | Date    |                    |  of Shares  |             |              |
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Explanation of Responses:

(1) Mr. Campbell may be deemed a "10% Owner" by virtue of the fact that he shares voting power with respect to 13,573,126 shares of Class B Common
Stock (which is convertible at any time, on a share-for-share basis, into
Common Stock) held by the 1999 Pulitzer Inc. Voting Trust, of which he is a trustee. Mr. Campbell has no pecuniary interest in any of the shares held by such trust.
                                                                                       /s/ Cole C. Campbell              03/18/99
**Intentional misstatements or omissions of facts constitute Federal Criminal        -------------------------------   -------------
  Violations.  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                             **Signature of Reporting Person        Date

Note: File three copies of this Form, one of which must be manually signed.
  If space provided is insufficient, see instruction 6 for procedure.


Potential persons who are to respond to the collection of information contained
in this form are not required to respond unless the form displays a currently                                            Page 2
valid OMB Number.                                                                                                    SEC 1473 (9-96)

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